Exhibit 99.2

N e w s R e l e a s e Chesapeake Energy Corporation P. O. Box 18496 Oklahoma City, OK 73154

FOR IMMEDIATE RELEASE
JUNE 21, 2010

INVESTOR CONTACTS:	MEDIA CONTACT:
JEFFREY L. MOBLEY, CFA (405) 767-4763 jeff.mobley@chk.com JOHN J. KILGALLON (405) 935-4441 john.kilgallon@chk.com	JIM GIPSON (405) 935-1310 jim.gipson@chk.com

CHESAPEAKE ENERGY CORPORATION ANNOUNCES OPTION EXERCISE
AND CLOSING OF PRIVATE PLACEMENT OF $900 MILLION OF 5.75%
CUMULATIVE NON-VOTING CONVERTIBLE PREFERRED STOCK

OKLAHOMA CITY, OKLAHOMA, JUNE 21, 2010 – Chesapeake Energy Corporation (NYSE:CHK) today announced that Maju Investments (Mauritius) Pte Ltd, an affiliate of Temasek Holdings (Private) Limited, and Hampton Asset Holding Ltd, an affiliate of HOPU Investment Management Co., Ltd, have exercised their option to place $900 million of Chesapeake 5.75% cumulative non-voting convertible preferred stock with a liquidation preference of $1,000 per share.  In the private placement, which closed on June 18, 2010, Chesapeake sold preferred stock to an investor group that includes affiliates of China Investment Corporation, Korea Investment Corporation, Temasek Holdings (Private) Limited, HOPU Investment Management Co., Ltd. and Li Ka Shing (Canada) Foundation.  The placement is in addition to the $1.7 billion of preferred stock that was purchased by investors in Asia and North America on May 17, 2010.

The annual dividend on each share of preferred stock is $57.50 and is payable quarterly when, as and if declared by the company, in cash, in arrears on each February 15, May 15, August 15 and November 15, commencing August 15, 2010.  The preferred stock is not redeemable.  Each share of preferred stock will be convertible at any time at the option of the holder into approximately 37.037 shares of Chesapeake common stock, which is based on an initial conversion price of $27.00 per common share.  The conversion price is subject to customary adjustments in certain circumstances.  The preferred stock will be subject to mandatory conversion after May 17, 2015 into Chesapeake common stock, at the option of the company, if the closing price of Chesapeake's common stock exceeds 130% of the conversion price for 20 trading days during any consecutive 30 trading day period.

The preferred stock was issued pursuant to an exemption from the registration requirements of the Securities Act of 1933 (the “Securities Act”) and the preferred stock and underlying common stock issuable upon conversion will not be registered under the Securities Act, or any state or foreign securities laws and may not be offered or sold in the United States or any jurisdiction absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state or foreign securities laws.

This press release is being issued pursuant to Rule 135c under the Securities Act, and is neither an offer to sell nor a solicitation of an offer to buy the preferred stock, the underlying common stock, or any other securities and shall not constitute an offer to sell or a solicitation of an offer to buy, or a sale of, the preferred stock, the underlying common stock or any other securities in any jurisdiction in which such offer, solicitation or sale is unlawful.

Chesapeake Energy Corporation is one of the largest producers of natural gas and the most active driller of new wells in the U.S.  Headquartered in Oklahoma City, the company's operations are focused on discovering and developing unconventional natural gas and oil fields onshore in the U.S. Chesapeake owns leading positions in the Barnett, Fayetteville, Haynesville, Marcellus and Bossier natural gas shale plays and in the Eagle Ford, Granite Wash and various other unconventional oil plays. The company has also vertically integrated its operations and owns substantial midstream, compression, drilling and oilfield service assets. Further information is available at www.chk.com.